Exhibit 1.1

Execution Version

15,000,000 Common Units

Representing Limited Partner Interests

RENTECH NITROGEN PARTNERS, L.P.

UNDERWRITING AGREEMENT

November 3, 2011

November 3, 2011

Morgan Stanley & Co. LLC

Credit Suisse Securities (USA) LLC

c/o Morgan Stanley & Co. LLC

      1585 Broadway

      New York, New York 10036

Ladies and Gentlemen:

Rentech Nitrogen Partners, L.P., a Delaware limited partnership (the “Partnership”), proposes to issue and sell to the several Underwriters named in Schedule I hereto (the “Underwriters”) an aggregate of 15,000,000 common units (the “Firm LP Units”) representing limited partner interests in the Partnership (the “Common Units”).

The Partnership also proposes to issue and sell to the several Underwriters not more than an additional 2,250,000 Common Units (the “Optional LP Units”) if and to the extent that you, as Managers of the offering (the “Managers” or “you”), shall have determined to exercise, on behalf of the Underwriters, the right to purchase such Common Units granted to the Underwriters in Section 2 hereof. The Firm LP Units and the Optional LP Units are hereinafter collectively referred to as the “LP Units.”

It is understood and agreed to by all parties hereto that as of the date hereof:

(a) Rentech Development Corporation, a Colorado corporation (“RDC”), formed Rentech Nitrogen GP, LLC, a Delaware limited liability company (the “General Partner”);

(b) The Partnership issued a non-economic general partner interest in the Partnership to the General Partner;

(c) The Partnership issued a limited partner interest in the Partnership to RDC;

(d) RDC formed Rentech Nitrogen Holdings, Inc., a Delaware corporation (“RNH”); and

(e) RDC conveyed its member interest in the General Partner and its limited partner interest in the Partnership to RNH.

The transactions contemplated in clauses (a) through (e) above are referred to herein as the “Pre-Closing Transactions.”

It is further understood and agreed to by all parties hereto that prior to or on the Closing Date (as defined in Section 4 hereof) for the offering of the Firm LP Units:

(i) RDC will file a statement of conversion with the Secretary of State of the State of Colorado and a certificate of conversion with the Secretary of State of the State of Delaware to convert from a Colorado corporation to a Delaware corporation.

(ii) RDC will convey its ownership interest in Rentech Energy Midwest Corporation, a Delaware corporation (the “Operating Company”), to RNH.

(iii) The Operating Company will file a certificate of conversion with the Secretary of State of the State of Delaware to convert from a Delaware corporation to a Delaware limited liability company named Rentech Nitrogen, LLC.

(iv) The Operating Company will pay approximately $16.6 million to Rentech pursuant to its obligations under the management services agreement by and between Rentech and the Operating Company and, following such payment, the management services agreement will terminate in accordance with its terms.

(v) The Partnership, Rentech, Inc., a Colorado corporation (“Rentech”), the General Partner, RNH, RDC and the Operating Company will enter into a Contribution, Conveyance and Assignment Agreement (the “Contribution Agreement”) pursuant to which:

(A) all of the current employees of the Operating Company will be transferred to and become employees of the General Partner;

(B) the Operating Company will distribute all of the Operating Company’s cash to RNH; and

(C) RNH will contribute the member interests in the Operating Company to the Partnership in exchange for (1) 23,250,000 Common Units, and (2) the right to receive $39.8 million in cash, in part, as a reimbursement for certain capital expenditures made with respect to the Operating Company.

(vi) The public offering of the Firm LP Units contemplated hereby will be consummated and the Partnership will use the proceeds therefrom, net of the underwriters’ discount, to (A) pay transaction expenses, excluding the underwriters’ discount, (B) distribute $76.1 million to RNH, in part, in satisfaction of its right to reimbursement of capital expenditures made with respect to the contributed assets, and (C) contribute the remaining proceeds to the Operating Company for (1) the repayment in full of the Operating Company’s existing $150 million term loan (including all loan documents governing such term loan, the “Term Loan”) and the payment of related fees and expenses in the amount of $0.8 million, (2) the payment of expenditures related to the Operating Company’s expansion projects and steam methane reformer tube replacement in the amount of $8.1 million and (3) for general working capital purposes of $40.0 million.

(vii) The Operating Company intends to enter into a new $25.0 million credit facility (the “Credit Facility”) as soon as practicable following the closing of the offering of the LP Units.

(viii) The limited partner interest in the Partnership issued to RDC in connection with the Partnership’s formation and transferred to RNH will be redeemed for $980. For the avoidance of doubt, none of the Common Units issued to RNH pursuant to clause (v)(C) above will be redeemed pursuant to this clause (viii).

(ix) The Partnership, the General Partner and Rentech will enter into a services agreement (the “Services Agreement”), that will address the provision by Rentech of administrative services to the Partnership and certain related matters.

(x) The Partnership, the General Partner and Rentech will enter into an omnibus agreement (the “Omnibus Agreement”), that will address certain indemnification and intellectual property matters.

(xi) The General Partner and RNH will amend and restate the Partnership’s agreement of limited partnership (as amended and restated, the “Partnership Agreement”).

(xii) RNH will amend and restate the General Partner’s limited liability company agreement (as so amended and restated, the “General Partner LLC Agreement”).

(xiii) The Partnership will amend and restate the Operating Company’s limited liability company agreement (as so amended and restated, the “Operating Company LLC Agreement”).

The transactions contemplated in clauses (i) through (xiii) immediately above are referred to herein as the “Concurrent Transactions” and, together with the Pre-Closing Transactions, are referred to herein as the “Transactions.”

The Partnership has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 (File No. 333-176065),

including a prospectus, relating to the LP Units. The registration statement as amended at the time it becomes effective, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement”; the prospectus in the form first used to confirm sales of LP Units (or in the form first made available to the Underwriters by the Partnership to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus.” If the Partnership has filed an abbreviated registration statement to register additional Common Units pursuant to Rule 462(b) under the Securities Act (the “Rule 462 Registration Statement”), then any reference herein to the term “Registration Statement” shall be deemed to include such Rule 462 Registration Statement.

For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Preliminary Prospectus” means the preliminary prospectus described in Schedule II hereto, “Time of Sale Prospectus” means the Preliminary Prospectus together with the documents and pricing information described in Schedule II hereto, and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person. As used herein, the terms “Registration Statement,” “Preliminary Prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein as of the date hereof. “Applicable Time” means 5:15 p.m. (New York City Time) on November 3, 2011.

The Partnership, the General Partner and the Operating Company are collectively referred to herein as the “Partnership Parties” and individually referred to herein as a “Partnership Party.”

Rentech, RDC, RNH, the Partnership, the General Partner and the Operating Company are collectively referred to herein as the “Rentech Parties” and individually referred to herein as a “Rentech Party.”

1. Representations and Warranties. The Rentech Parties, jointly and severally represent and warrant to and agree with each of the Underwriters that:

(a) The Registration Statement has (i) been prepared by the Partnership in accordance with the Securities Act and the rules and regulations of the Commission thereunder, and (ii) become effective under the Securities Act; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to any Rentech Party’s knowledge, threatened by the Commission.

(b) (i) (A) The Registration Statement, when it became effective, did not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (iii) the Time of Sale Prospectus does not, and at the Applicable Time and the Closing Date, the Time of Sale Prospectus, as then amended or supplemented by the Partnership, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iv) each broadly available road show, if any, when considered together with the Time of Sale Prospectus, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (v) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon information relating to any Underwriter furnished to the Partnership in writing by such Underwriter through you expressly for use therein, which information consists solely of the information specified in Section 8(a).

(c) The Partnership is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Partnership is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Partnership has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Partnership complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule II hereto, and electronic road shows, if any, each furnished to you before first use, the Partnership has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus.

(d) Each statement made in the Registration Statement, the Preliminary Prospectus, the Time of Sale Prospectus, the Prospectus and each free writing prospectus, if any, identified in Schedule II hereto within the cover of Rule 175(b) under the Securities Act, including (1) any projections or statements with respect to future available cash or future cash distributions of the Partnership, (2) any statements made in support thereof or related thereto under the headings “Prospectus Summary,” “Our Cash Distribution Policy and Restrictions on Distributions” and “How We Make Cash Distributions” and (3) statements made with respect to the anticipated ratio of taxable income to distributions, was made or will be made with a reasonable basis and in good faith.

(e) The Partnership has been duly formed, is validly existing as a limited partnership in good standing under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), has the partnership power and authority to own or lease its properties and to conduct its business as described in the Time of Sale Prospectus, is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a material adverse effect on the current or future financial position, members’ equity or partner’s capital, as the case may be, or results of operations, properties or business of the Partnership Parties, taken as a whole (“Material Adverse Effect”).

(f) The General Partner has been duly formed, is validly existing as a limited liability company in good standing under the Delaware Limited Liability Company Act (the “Delaware LLC Act”), has the limited liability company power and authority to own or lease its properties, to conduct its business as described in the Time of Sale Prospectus and to act as a general partner of the Partnership, is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.

(g) The Operating Company has been duly formed, is validly existing as a limited liability company in good standing under the Delaware LLC Act, has the limited liability company power and authority to own or lease its properties and to conduct its business as described in the Time of Sale Prospectus, is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.

(h) RDC has been duly incorporated, is validly existing as a corporation in good standing under the Colorado Business Corporation Act (the “Colorado Act”), and at the Closing Date, after giving effect to the Transactions, RDC will be a duly incorporated and validly existing corporation in good standing under the Delaware General Corporation Law (the “DGCL”). RDC has the corporate power and authority to own or lease its properties, to conduct its business as described in the Time of Sale Prospectus, act as the sole shareholder of RNH, is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.

(i) RNH has been duly incorporated, is validly existing as a corporation in good standing under the DGCL, has the corporate power and authority to own or lease its properties, to conduct its business as described in the Time of Sale Prospectus, act as the sole member of the General Partner, is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.

(j) The Common Units conform as to legal matters in all material respects to the description thereof contained in each of the Time of Sale Prospectus and the Prospectus.

(k) The Common Units to be outstanding prior to the issuance of the LP Units have been duly authorized and will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware LP Act or as otherwise described in the Time of Sale Prospectus and the Prospectus under the caption “The Partnership Agreement — Limited Liability”).

(l) The LP Units to be sold by the Partnership and the limited partner interests represented thereby have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware LP Act or as otherwise described in the Time of Sale Prospectus and the Prospectus under the caption “The Partnership Agreement — Limited Liability”). Assuming no purchase by the Underwriters of any Optional LP Units or redemption under Section 4.10 of the Partnership Agreement, at the Closing Date, after giving effect to the Transactions, RNH will own 23,250,000 Common Units (the “RNH Units”) and the General Partner will own the non-economic general partner interest in the Partnership (the “General Partner Interest”) and, other than such RNH Units, the Firm LP Units will be the only limited partner interests in the Partnership issued and outstanding (other than any Common Units granted to officers and directors of the General Partner as described in the Time of Sale Prospectus). The RNH Units are validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303,

17-607 or 17-804 of the Delaware LP Act or as otherwise described in the Time of Sale Prospectus and the Prospectus under the caption “The Partnership Agreement — Limited Liability”).

(m) The General Partner is and, after giving effect to the Transactions, at the Closing Date will be, the sole general partner of the Partnership; the General Partner Interest has been duly authorized and validly issued in accordance with the Partnership Agreement; and the General Partner owns such General Partner Interest free and clear of all liens, encumbrances, security interests, equities, charges or claims (“Liens”), except for Liens pursuant to the Term Loan or the Credit Facility or for restrictions on transferability as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, contained in the Partnership Agreement, arising under the Delaware LP Act, or arising under applicable securities laws.

(n) At the Closing Date, RNH will own 100% of the issued and outstanding member interests in the General Partner and is the sole member of the General Partner; such member interests will be duly authorized and validly issued in accordance with the General Partner LLC Agreement and will be fully paid (to the extent required under the General Partner LLC Agreement) and non-assessable (except as such non-assessability may be affected by Section 18-607 and 18-804 of the Delaware LLC Act); and RNH will own such member interests free and clear of all Liens, except for Liens pursuant to the Credit Facility or for restrictions on transferability contained in the General Partner LLC Agreement, arising under the Delaware LLC Act or existing under applicable securities laws.

(o) At the Closing Date, RDC will own 100% of the issued and outstanding shares of capital stock of RNH and is the sole stockholder of RNH; such shares of capital stock will be duly authorized and validly issued in accordance with the DGCL and will be fully paid (to the extent required under the DGCL) and non assessable; and, after giving effect to the Transactions, RDC will own such shares of capital stock free and clear of all Liens, except for Liens pursuant to the Credit Facility and for restrictions on transferability arising under applicable securities laws.

(p) At the Closing Date, Rentech will own 100% of the issued and outstanding shares of capital stock of RDC and is the sole shareholder of RDC; such shares of capital stock will be duly authorized and validly issued in accordance with the Colorado Act and will be fully paid (to the extent required under the Colorado Act) and non assessable; and, after giving effect to the Transactions, Rentech will own such shares of capital stock free and clear of all Liens, except for Liens pursuant to the Credit Facility or for restrictions of transferability arising under applicable securities laws.

(q) At the Closing Date, the Partnership will own 100% of the issued and outstanding member interests in the Operating Company; such member interests will be duly authorized and validly issued in accordance with the Operating Company LLC Agreement and will be fully paid (to the extent required under the Operating Company LLC Agreement) and non-assessable (except as such non-assessability may be affected by Section 18-607 and 18-804 of the Delaware LLC Act); and, after giving effect to the Transactions, the Partnership will own such member interest free and clear of all Liens, except for Liens pursuant to the Credit Facility and for restrictions on transferability contained in the Operating Company LLC Agreement, arising under the Delaware LLC Act or existing under applicable securities laws.

(r) At the Closing Date, other than its ownership of the General Partner Interest, the General Partner will not own, directly or indirectly, any equity or long-term or short-term debt securities of any corporation, partnership, limited liability company or other entity or any joint venture or other unincorporated association. At the Closing Date, other than its 100% member interest in the Operating Company, the Partnership will not own, directly or indirectly, any equity or long-term or short-term debt securities of any corporation, partnership, limited liability company or other entity or any joint venture or other unincorporated association. At the Closing Date, the Operating Company will not own, directly or indirectly, any equity or long-term or short-term debt securities of any corporation, partnership, limited liability company or other entity or any joint venture or other unincorporated association.

(s) The Partnership has all requisite limited partnership power and authority to issue, sell and deliver the LP Units in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. Each of the Rentech Parties has all requisite corporate, limited partnership power or limited liability company power, as the case may be, to execute and deliver this Agreement and the Operative Agreements (as described below) such Rentech Party is party to and to perform its respective obligations hereunder and thereunder. At the Closing Date, all corporate, limited partnership and limited liability company action, as the case may be, required to be taken by any of the Rentech Parties or any of their respective security holders, unitholders, members or partners for the authorization, issuance and delivery of the LP Units and the consummation of the transactions (including the Transactions) contemplated by this Agreement, and the execution and delivery of the Operative Agreements and the consummation of the transactions contemplated by the Operative Agreements, shall have been validly taken.

(t) This Agreement has been duly authorized, executed and delivered by each of the Rentech Parties.

(u) On or before the Closing Date, (i) the Partnership Agreement will have been duly authorized, executed and delivered by each of the General Partner and RNH and will constitute a valid and legally binding agreement of each such party, enforceable against each such party in accordance with its terms; (ii) the

General Partner LLC Agreement will have been duly authorized, executed and delivered by RNH and will constitute a valid and legally binding agreement of RNH, enforceable against RNH in accordance with its terms; (iii) the Operating Company LLC Agreement will have been duly authorized, executed and delivered by the Partnership and will constitute a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms; (iv) the Contribution Agreement will have been duly authorized, executed and delivered by the Rentech Parties party thereto and will be a valid and legally binding agreement of the Rentech Parties party thereto, enforceable against each such party in accordance with its terms; (v) the Services Agreement will have been duly authorized, executed and delivered by the Rentech Parties party thereto and will be a valid and legally binding agreement of the Rentech Parties party thereto, enforceable against each such party in accordance with its terms; (vi) the Credit Facility will have been duly authorized, executed and delivered by the Operating Company and the other Rentech Parties party thereto and, assuming the Credit Facility is duly authorized, executed and delivered by the parties thereto (other than the Rentech Parties), the Credit Facility will be a valid and legally binding agreement, enforceable by and against the Operating Company in accordance with its terms; and (vii) the Omnibus Agreement will have been duly authorized, executed and delivered by the Rentech Parties party thereto and will be a valid and legally binding agreement of the Rentech Parties party thereto, enforceable against each such party in accordance with its terms (the Partnership Agreement, the General Partner LLC Agreement, the Operating Company LLC Agreement, the Contribution Agreement, the Services Agreement, the Credit Facility and the Omnibus Agreement are referred to herein collectively as the “Operative Agreements”); provided, that, with respect to each Operative Agreement, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further, that the indemnity, contribution and exoneration provisions contained in any of such Operative Agreements may be limited by applicable laws and public policy.

(v) Except as described in the Time of Sale Prospectus and the Prospectus or, in the case of transfer restrictions, as set forth in the relevant Operative Agreements or arising under applicable securities laws, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restrictions upon the voting or transfer of, any partner or member interests in any of the Partnership Parties. Except as described in the Time of Sale Prospectus and the Prospectus, there are no outstanding options or warrants to purchase any partner or member interests in any of the Partnership Parties. Except for such rights that have been waived or as described in Time of Sale Prospectus and the Prospectus, none of the (1) filing of the Registration Statement, (2) offering or sale of the LP Units as contemplated by this Agreement, or (3) the consummation of any of the Transactions, gives rise to any rights for or relating to the registration of any Common Units or other securities of the Partnership.

(w) The offer, issue and sale of the LP Units and the application of the proceeds from the sale of the LP Units as described under “Use of Proceeds” in the Time of Sale Prospectus, the compliance by the Rentech Parties with this Agreement and the consummation of the Transactions will not contravene (i) any provision of the articles of incorporation, certificate of incorporation, bylaws, limited partnership agreement or limited liability company agreement of any of the Rentech Parties, (ii) any provision of applicable law, (iii) any provision of the Contribution Agreement, the Services Agreement, the Credit Facility, the Omnibus Agreement or any agreement or other instrument binding upon any of the Rentech Parties or any of their respective properties, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Rentech Parties, except, with respect to clauses (ii), (iii) and (iv), as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

(x) No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the issuance of the LP Units or the performance by the Rentech Parties of their respective obligations under this Agreement or the consummation of the transactions herein contemplated, including the Transactions, except (i) the registration of the LP Units under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), obtained as of or prior to the date hereof, (ii) as described in the Time of Sale Prospectus, (iii) such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the LP Units or the rules and regulations of the Financial Industry Regulatory Authority or (iv) as would not have a Material Adverse Effect.

(y) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Partnership Parties, taken as a whole, from that set forth in the Time of Sale Prospectus.

(z) None of the Partnership Parties is (i) in violation of its bylaws, limited partnership or limited liability company agreement, as the case may be, or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition in any indenture, mortgage, deed or trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except with respect to clause (ii) where such default would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect.

(aa) There are no legal or governmental proceedings pending or, to the Partnership Parties’ knowledge, threatened to which any of the Partnership Parties is a party or to which any of the properties of any Partnership Party is subject (i) other than proceedings accurately described in all material respects in the Time of Sale Prospectus or proceedings that would not have a Material Adverse Effect, or a material adverse effect on the power or ability of the Partnership Parties to perform their respective obligations under this Agreement or to consummate the Transactions or (ii) that are required to be described in the Registration Statement or the Prospectus and are not so described; and there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

(bb) No relationship, direct or indirect, exists between or among any Partnership Party, on the one hand, and the directors, managers, officers, members, partners, stockholders, customers or suppliers of any Partnership Party, on the other hand, that is required to be described in the Registration Statement, the Time of Sale Prospectus or the Prospectus that is not so described. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by any Partnership Party to or for the benefit of any of the officers, directors or managers of any Partnership Party or their respective family members.

(cc) The Preliminary Prospectus filed by the Partnership pursuant to Rule 424 under the Securities Act in connection with the offering contemplated by this Agreement complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(dd) None of the Partnership Parties is, and after giving effect to the Transactions, the offering and sale of the LP Units and the application of the proceeds thereof as described in the Prospectus, none of the Partnership Parties will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ee) Each of the Partnership and the Operating Company (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except, in the case of (i) through (iii), where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect.

(ff) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect.

(gg) (i) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) for which any of the Partnership Parties has or would reasonably be expected to have any material liability, excluding any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) (each a “Plan”) has been maintained in material compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); (ii) no Plan is subject to Title IV of ERISA; and (iii) each Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred, whether by action or by failure to act, that would reasonably be expected to cause the loss of such qualification.

(hh) Except as described in the Time of Sale Prospectus and the Prospectus, there are no contracts, agreements or understandings between the Partnership and any person granting such person the right to require the Partnership to file a registration statement under the Securities Act with respect to any securities of the Partnership or to require the Partnership to include such securities with the LP Units registered pursuant to the Registration Statement.

(ii) None of the Partnership Parties, nor any director, officer, or employee of any of the Partnership Parties, nor, to the knowledge of any Partnership Party, any agent, affiliate or representative of any of the Partnership Parties, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and each of the Partnership Parties has conducted its business in material compliance with applicable anti-corruption laws and has instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(jj) The operations of each of the Partnership Parties are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy

Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where such Partnership Party conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Partnership Party with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of any Partnership Party, threatened.

(kk) (i) None of the Partnership Parties, nor any director or officer of any Partnership Party, nor, to the knowledge of any Partnership Party, any employee, agent, affiliate or representative of any Partnership Party, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) (collectively, “Sanctions”), or

(B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan and Syria).

(ii) Each of the Partnership Parties represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii) None of the Partnership Parties has knowingly engaged in, nor are now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(ll) Subsequent to the respective dates as of which information is given in each of the Registration Statement, the Time of Sale Prospectus and the

Prospectus, (i) the Partnership Parties, taken as a whole, have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction; (ii) the Partnership has not purchased any of its outstanding Common Units, nor declared, paid or otherwise made any distribution of any kind on its Common Units other than ordinary and customary distributions; and (iii) there has not been any material change in the Common Units, or short-term debt or long-term debt of the Partnership Parties, taken as a whole, except in each case as described in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus, respectively.

(mm) Each of the Partnership and the Operating Company has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it which is material to the business of the Partnership Parties, taken as a whole, in each case free and clear of all Liens, except such as are created under the Term Loan or the Credit Facility or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and any real property and buildings held under lease by the Partnership and the Operating Company that are material to the Partnership Parties, taken as a whole, are held by them under valid, subsisting and enforceable leases with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and in each case except as described in the Time of Sale Prospectus.

(nn) Each of the Partnership and the Operating Company owns or possesses, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and none of the Partnership or the Operating Company has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(oo) No material labor dispute with the employees of any Partnership Party exists, except as described in the Time of Sale Prospectus, or, to the knowledge of any of the Rentech Parties, is threatened or imminent.

(pp) Each of the Partnership Parties is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; during the last five years, none of the Partnership Parties has been refused any insurance coverage sought or applied for; and none of the Partnership Parties has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect, except as described in the Time of Sale Prospectus.

(qq) The Partnership Parties possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and none of the Partnership Parties has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

(rr) Each of the Partnership and the Operating Company has such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are necessary to conduct its business in the manner described, and subject to the limitations contained, in the Time of Sale Prospectus; and other than as set forth, and subject to the limitations contained, in the Time of Sale Prospectus, each of the Partnership and the Operating Company has fulfilled and performed all its material obligations with respect to such rights-of-way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way; and, except as described in the Time of Sale Prospectus, none of such rights-of-way contains any restriction that is materially burdensome to the Partnership Parties, taken as a whole.

(ss) The statistical and market related data included in the Time of Sale Prospectus under the captions “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview” and “Business” are based on or derived from sources that the Rentech Parties believe to be reliable and accurate in all respects.

(tt) The statements relating to legal matters, documents or proceedings included in (1) the Time of Sale Prospectus and the Prospectus under the captions “Our Cash Distribution Policy and Restrictions on Distributions,” “Business — Environmental Matters,” “Business — Legal Proceedings,” “Certain Relationships and Related Party Transactions,” “Conflicts of Interest and Fiduciary Duties,” “Description of Our Common Units,” “The Partnership Agreement,” and “Material U.S. Federal Income Tax Consequences,” and (2) the Registration Statement in Items 14 and 15, in each case fairly summarize in all material respects such legal matters, documents or proceedings.

(uu) Each of PricewaterhouseCoopers LLP and Ehrhardt Keefe Steiner & Hottman P.C., who have certified certain financial statements of Rentech Energy Midwest Corporation, are independent public accountants with respect to the Partnership as required by the Securities Act and the rules and regulations of the Commission thereunder and the rules and regulations of the Public Company Accounting Oversight Board.

(vv) The Partnership maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Time of Sale Prospectus, since the end of the Partnership’s most recent audited fiscal year, there has been (A) no material weakness in the Partnership’s internal control over financial reporting (whether or not remediated) and (B) no change in the Partnership’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Partnership’s internal control over financial reporting.

(ww) (i) The Partnership has established and maintains disclosure controls and procedures (to the extent required by and as such term is defined in Rule 13a-15 under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Partnership in the reports it files or will file or submit under the Exchange Act, as applicable, is accumulated and communicated to management of the Partnership, including the General Partner’s respective principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act.

(xx) The financial statements included in the Prospectus and the Time of Sale Prospectus present fairly in all material respects the financial position of the Partnership and its consolidated subsidiaries as of the dates shown and its results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis. The pro forma financial statements (including the notes thereto) included in the Prospectus and in the Time of Sale Prospectus (i) comply as to form in all material respects with the applicable requirements of Regulation S-X promulgated under the Securities Act, (ii) have been prepared in all material respects in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and (iii) have been properly computed in all material respects on the bases described therein; the assumptions used in preparing the pro forma financial statements and other pro forma financial information included in the Prospectus and the Time of Sale Prospectus provide a reasonable basis for presenting the significant effect directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts.

(yy) At the Closing Date, the Partnership and, to the knowledge of the Rentech Parties, the General Partner’s directors or officers, in their capacities as such, will be in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated in connection therewith and the rules of the New York Stock Exchange (“NYSE”) that are effective and applicable to the Partnership as of the Closing Date.

(zz) Except as described in the Time of Sale Prospectus and the Prospectus, the Partnership has not sold, issued or distributed any Common Units during the six-month period preceding the date hereof, including any sales pursuant to Rule 144A under, or Regulation D or S of, the Securities Act, other than Common Units issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans or pursuant to outstanding options, rights or warrants.

(aaa) Each of the Partnership Parties has filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or has requested extensions thereof (except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay such taxes would not have a Material Adverse Affect, or, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Partnership), and no tax deficiency has been determined adversely to any Partnership Party which has had (nor does any Rentech Party have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to any Partnership Party and which could reasonably be expected to have) a Material Adverse Effect.

(bbb) A registration statement with respect to the LP Units has been filed on Form 8-A pursuant to Section 12 of the Exchange Act, which registration statement complies in all material respects with the applicable requirements of the Exchange Act.

(ccc) The LP Units have been approved for listing on the NYSE, subject to official notice of issuance.

(ddd) The Operating Company is not currently prohibited, and will not be prohibited upon giving effect to the Transactions, directly or indirectly, from paying any distributions to the Partnership, from making any other distributions on its limited liability company interests, from repaying to the Partnership any loans or advances from the Partnership, or from transferring any of its property or assets to the Partnership or any other subsidiary of the Partnership, except as designated in or contemplated by the Time of Sale Prospectus or as provided under the Delaware LLC Act, the Term Loan or the Credit Facility.

(eee) Except pursuant to this Agreement or as described in the Time of Sale Prospectus, none of the Rentech Parties has incurred any liability for any finder’s or broker’s fees or agent’s commissions in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

(fff) None of the Rentech Parties or any of their affiliates has taken, directly or indirectly, any action designed to or which has constituted or which would reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any securities of the Partnership. None of the Rentech Parties has, directly or indirectly, distributed nor will it distribute any offering material in connection with the offering and sale of the LP Units other than the Preliminary Prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectuses consented to by the Managers or other materials, if any, permitted under the Securities Act.

2. Agreements to Sell and Purchase. The Partnership hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Partnership the respective number of Firm LP Units set forth in Schedule I hereto opposite its name at $18.75 per Common Unit (the “Purchase Price”).

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Partnership agrees to sell to the Underwriters the Optional LP Units, and the Underwriters shall have the right to purchase, severally and not jointly, up to 2,250,000 Optional LP Units at the Purchase Price, provided, however, that the amount paid by the Underwriters for any Optional LP Units shall be reduced by an amount per share equal to any distributions declared by the Partnership and payable on the Firm LP Units but not payable on such Optional LP Units. You may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice not later than 30 days after the date of this Agreement. Any exercise notice shall specify the number of Optional LP Units to be purchased by the Underwriters and the date on which such Common Units are to be purchased. Each purchase date must be at least two business days after the written notice is given and may not be earlier than the closing date for the Firm LP Units nor later than ten business days after the date of such notice. Optional LP Units may be purchased as provided in Section 4 hereof. On each day, if any, that Optional LP Units are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the number of Optional LP Units (subject to such adjustments to eliminate fractional Common Units as you may determine) that bears the same proportion to the total number of Optional LP Units to be purchased on such

Option Closing Date as the number of Firm LP Units set forth in Schedule I hereto opposite the name of such Underwriter bears to the total number of Firm LP Units.

3. Terms of Public Offering. The Rentech Parties are advised by you that the Underwriters propose to make a public offering of their respective portions of the LP Units as soon after the Registration Statement and this Agreement have become effective as in your judgment is advisable. The Rentech Parties are further advised by you that the LP Units are to be offered to the public initially at $20.00 per Common Unit (the “Public Offering Price”) and to certain dealers selected by you at a price that represents a concession not in excess of $0.75 per Common Unit under the Public Offering Price.

4. Payment and Delivery. Payment for the Firm LP Units to be sold by the Partnership shall be made to the Partnership in Federal or other funds immediately available in New York City against delivery of such Firm LP Units for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on November 9, 2011, or at such other time on the same or such other date, not later than November 17, 2011, as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Optional LP Units shall be made to the Partnership in Federal or other funds immediately available in New York City against delivery of such Optional LP Units for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than December 2, 2011, as shall be designated in writing by you.

The Firm LP Units and Optional LP Units shall be registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be. The Firm LP Units and Optional LP Units shall be delivered to you through the facilities of The Depository Trust Company on the Closing Date or an Option Closing Date, as the case may be, for the respective accounts of the several Underwriters with any transfer taxes payable in connection with the transfer of the LP Units to the Underwriters duly paid, against payment of the Purchase Price therefor.

5. Conditions to the Underwriters’ Obligations. The obligations of the Partnership to sell the LP Units to the Underwriters and the several obligations of the Underwriters to purchase and pay for the LP Units on any Closing Date or Option Closing Date, as applicable, are subject to the condition that the Registration Statement shall have become effective not later than 3:00 p.m. (New York City time) on the date hereof; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been initiated and no proceeding for that purpose shall have been initiated or, to the Rentech Parties’ knowledge, threatened.

The several obligations of the Underwriters are subject to the following further conditions:

(a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Partnership by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Partnership Parties, taken as a whole, from that set forth in the Time of Sale Prospectus that, in your judgment, is so material and adverse to make it, in your judgment, impracticable to market the LP Units on the terms and in the manner contemplated in the Time of Sale Prospectus.

(b) The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the General Partner, to the effect set forth in Section 5(a)(i) above and to the effect that the representations and warranties of the Rentech Parties contained in this Agreement are true and correct as of the Closing Date and that each of the Rentech Parties complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c) The Underwriters shall have received on the Closing Date an opinion and negative assurance letter of Latham & Watkins LLP, outside counsel for the Rentech Parties, an opinion of Richards, Layton & Finger, P.A., outside Delaware counsel for the Rentech Parties, and an opinion of Holland & Hart LLP, outside Colorado counsel for the Rentech Parties, in each case, dated the Closing Date, in form and substance satisfactory to the Underwriters.

The opinion and negative assurance letter of Latham & Watkins LLP, the opinion of Richards, Layton & Finger, P.A. and the opinion of Holland & Hart

LLP described in this Section 5(c) shall be rendered to the Underwriters at the request of the Partnership or Rentech, as the case may be, and shall so state therein.

(d) The Underwriters shall have received on the Closing Date an opinion of Andrews Kurth LLP, counsel for the Underwriters, dated the Closing Date in form and substance satisfactory to the Underwriters.

(e) The Underwriters shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from each of PricewaterhouseCoopers LLP and Ehrhardt Keefe Steiner & Hottman P.C., independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

(f) The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between you and the direct or indirect equityholders of the Partnership and officers and directors of the General Partner identified on Exhibit C hereto relating to sales and certain other dispositions of Common Units or certain other securities, shall have been executed and delivered to you on or before the date hereof.

(g) The Underwriters shall have received on each of the date hereof and the Closing Date, a certificate dated as of the date hereof or the Closing Date, as the case may be, and signed by the Chief Financial Officer of the General Partner in form and substance satisfactory to the Underwriters.

The several obligations of the Underwriters to purchase Optional LP Units hereunder are subject to the delivery to you on the applicable Option Closing Date of the documents specified in this Section 5 as well as such documents as you may reasonably request with respect to the good standing of the Rentech Parties, the due authorization and issuance of the Optional LP Units to be sold on such Option Closing Date and other matters related to the issuance of such Optional LP Units.

6. Covenants of the Rentech Parties. The Rentech Parties severally and jointly covenant with each Underwriter as follows:

(a) To furnish to you, without charge, nine conformed copies of the Registration Statement (including exhibits thereto) and for delivery to each other Underwriter a conformed copy of the Registration Statement (without exhibits thereto) and to furnish to you in New York City, without charge, prior to

10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(e) or 6(f) below, as many copies of the Time of Sale Prospectus, the Prospectus and any supplements and amendments thereto or to the Registration Statement as you may reasonably request.

(b) Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to you a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which you reasonably object, and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule.

(c) To furnish to you a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Partnership and not to use or refer to any proposed free writing prospectus to which you reasonably object.

(d) Not to take any action that would result in an Underwriter or the Partnership being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(e) If the Time of Sale Prospectus is being used to solicit offers to buy the LP Units at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f) If, during such period after the first date of the public offering of the LP Units as in the opinion of counsel for the Underwriters the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Partnership) to which LP Units may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(g) To endeavor to qualify the LP Units for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request; provided that, none of the Rentech Parties shall be required to qualify as a foreign entity or to take any action that would subject any of the Rentech Parties to service of process in any such jurisdiction where any such entity is not presently qualified or already subject to service of process or where any such entity would be subject to taxation as a foreign entity where it is not otherwise subject to taxation.

(h) To make generally available to the Partnership’s unitholders and to you as soon as practicable an earning statement covering a period of at least twelve months beginning with the first fiscal quarter of the Partnership occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder, including but not limited to Rule 158.

(i) [Reserved].

(j) To use the net proceeds received by it from the sale of the LP Units pursuant to this Agreement in the manner specified in the Time of Sale Prospectus and the Prospectus under the caption “Use of Proceeds.”

(k) To file with the Commission such information on Form 10-Q or Form 10-K as may be required by Rule 463 under the Securities Act.

(l) If the Partnership elects to rely upon Rule 462(b), the Partnership shall use its commercially reasonable efforts to file a Rule 462(b) Registration Statement with the Commission in compliance with Rule 462(b) by 10:00 p.m. (New York City time) on the date of this Agreement, and the Partnership shall at the time of filing either pay the Commission the filing fee for the Rule 462(b) Registration Statement or give irrevocable instructions for the payment of such fee pursuant to Rule 111 under the Securities Act.

(m) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Rentech Parties agree to pay or cause to be paid all expenses incident to the performance of their respective obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Rentech Parties’ counsel and the Rentech Parties’ accountants in connection with the registration and delivery of the LP Units under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, the Preliminary Prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Partnership and amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the LP Units to the Underwriters, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or Legal Investment Memorandum in connection with the offer and sale of the LP Units under state securities laws and all expenses in connection with the qualification of the LP Units for offer and sale under state securities laws as provided in Section 6(g) hereof, including filing fees and the reasonable fees and disbursements of external counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or Legal Investment Memorandum, (iv) all filing fees and the reasonable fees and disbursements of external counsel to the Underwriters incurred in connection with the review and qualification of the offering of the LP Units by the Financial Industry Regulatory Authority (the total amount of fees and disbursements of external counsel to the Underwriters under clause (iii) and (iv) shall not exceed $35,000), (v) all fees and expenses in connection with the preparation and filing of the registration statement on Form 8-A relating to the Common Units and all costs and expenses incident to listing the LP Units on the NYSE, (vi) the cost of printing certificates representing the LP Units, (vii) the costs and charges of any transfer agent, registrar or depositary, (viii) the costs and expenses of the Rentech Parties relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the LP Units, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Rentech Parties, travel and lodging expenses of the representatives (which, for the avoidance of doubt, shall not include the Underwriters) and officers of the Rentech Parties and any such consultants, and 50% of the cost of any aircraft chartered in connection with the road show with the prior approval of the Rentech Parties, (ix) the document production charges and expenses associated with printing this Agreement, and (x) all other costs and expenses incident to the performance of the obligations of the Rentech Parties hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8 entitled “Indemnity and Contribution” and the last paragraph of Section 11 below, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, stock transfer taxes payable on resale of any of the LP Units by them and any advertising expenses connected with any offers they may make.

The Rentech Parties also each covenant with each Underwriter that, without the prior written consent of Morgan Stanley & Co. LLC (“Morgan Stanley”) on behalf of the Underwriters, it will not, during the period ending 180 days after the date of the Prospectus, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Units or any securities convertible into or exercisable or exchangeable for Common Units or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Units or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any shares of Common Units or any securities convertible into or exercisable or exchangeable for Common Units.

The restrictions contained in the preceding paragraph shall not apply to (a) the Common Units to be sold hereunder, (b) the issuance by the Partnership of Common Units upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the Underwriters have been advised in writing or which has been disclosed in the Time of Sale Prospectus, (c) the issuance by the Partnership of equity awards pursuant to employee benefit plans described in the Time of Sale Prospectus, provided that either (i) such equity awards are not transferrable and the securities underlying such awards do not vest during the 180-day period, or (ii) the recipient thereof enters into a lock-up agreement in the form of Exhibit A hereto with respect to the remaining 180-day restricted period, (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of Common Units, provided that such plan does not provide for the transfer of Common Units during the 180-day restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of a party to the a Lock-Up Agreement or any of the Rentech Parties, or (e) the filing of one or more registration statements on Form S-8 with the Commission with respect to the Common Units issued or issuable under any employee benefit plan described in the Time of Sale Prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period the

Company issues an earnings release or material news or a material event relating to the Partnership occurs; or (2) prior to the expiration of the 180-day restricted period, the Partnership announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The Partnership shall promptly notify Morgan Stanley of any earnings release, news or event that may give rise to an extension of the initial 180-day restricted period.

If Morgan Stanley, in its sole discretion, agrees to release or waive the restrictions set forth in a lock-up letter described in Section 5(f) hereof for an officer or director of the General Partner and provides the Partnership with notice substantially in the form of Exhibit B hereto of the impending release or waiver at least three business days before the effective date of the release or waiver, the Partnership agrees to announce the impending release or waiver by a press release substantially in the form of Exhibit B hereto through a major news service at least two business days before the effective date of the release or waiver.

7. Covenants of the Underwriters. Each Underwriter severally covenants with the Rentech Parties not to take any action that would result in the Partnership being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Partnership thereunder, but for the action of the Underwriter.

8. Indemnity and Contribution. (a) The Rentech Parties, jointly and severally, agree to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any documented legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, the Preliminary Prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Partnership information that the Partnership has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any road show as defined in Rule 433(h) under the Securities Act (a “road show”), or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any

Underwriter furnished to the Rentech Parties in writing by such Underwriter through you expressly for use therein, which information consists solely of the information set forth in the third, fourth, eighth, thirteenth, fourteenth and nineteenth paragraphs under the caption “Underwriters” in the Prospectus.

(b) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Rentech Parties, the directors of the General Partner, the officers of the General Partner who sign the Registration Statement and each person, if any, who controls any Rentech Party within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Rentech Parties, but only with reference to information relating to such Underwriter furnished to the Rentech Parties in writing by such Underwriter through you expressly for use in the Registration Statement, the Preliminary Prospectus, the Time of Sale Prospectus, any issuer free writing prospectus, road show, or the Prospectus or any amendment or supplement thereto, which information consists solely of the information specified in Section 8(a) above.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any other indemnified parties the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the indemnifying party shall reimburse the indemnified party for the documented fees and disbursements of such counsel reasonably incurred. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties and that all such documented fees and expenses reasonably incurred shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Managers, in the case of parties indemnified pursuant to Sections 8(a), and by the Rentech Parties, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for documented fees and expenses of counsel reasonably incurred as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with this Section 8 prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and such unconditional release shall not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of such indemnified party.

(d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Rentech Parties, on the one hand, and the Underwriters, on the other hand, from the offering of the LP Units or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Rentech Parties, on the one hand, and of the Underwriters, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Rentech Parties, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the LP Units shall be deemed to be in the same respective proportions as the net proceeds from the offering of the LP Units (before deducting expenses) received by the Rentech Parties and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate Public Offering Price of the LP Units. The relative fault of the Rentech Parties, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by any of the Rentech Parties or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective number of LP Units they have purchased hereunder, and not joint.

(e) The Rentech Parties and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any documented legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the LP Units underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Rentech Parties contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter, or the Rentech Parties, the General Partner’s officers or directors or any person controlling any Rentech Party and (iii) acceptance of and payment for any of the LP Units.

9. [Reserved.]

10. Termination. The Underwriters may terminate this Agreement by notice given by you to the Rentech Parties, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Partnership shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the LP Units on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.

11. Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date or an Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase LP Units that it has or they have agreed to purchase hereunder on such date, and the aggregate number of LP Units which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of the LP Units to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of Firm LP Units set forth opposite their respective names in Schedule I bears to the aggregate number of Firm LP Units set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the LP Units which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the number of LP Units that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 11 by an amount in excess of one-ninth of such number of LP Units without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Firm LP Units and the aggregate number of Firm LP Units with respect to which such default occurs is more than one-tenth of the aggregate number of Firm LP Units to be purchased on such date, and arrangements satisfactory to you and the Partnership for the purchase of such Firm LP Units are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Partnership. In any such case either you or the Partnership shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Optional LP Units and the aggregate number of Optional LP Units with respect to which such default occurs is more than one-tenth of the aggregate number of Optional LP Units to be purchased on such Option Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Optional LP Units to be sold on such Option Closing Date or (ii)

purchase not less than the number of Optional LP Units that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of any Rentech Party to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason any Rentech Party shall be unable to perform its obligations under this Agreement, the Rentech Parties will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the documented fees and disbursements of their external counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

12. Entire Agreement. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the LP Units, represents the entire agreement between the Rentech Parties, on the one hand, and the Underwriters, on the other, with respect to the preparation of the Preliminary Prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the LP Units.

(b) The Rentech Parties acknowledge that in connection with the offering of the LP Units: (i) the Underwriters have acted at arms length, are not agents of, and owe no fiduciary duties to, any of the Rentech Parties or any other person, (ii) the Underwriters owe the Rentech Parties only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of the Rentech Parties. Each of the Rentech Parties waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the LP Units.

13. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

15. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

16. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriters shall be delivered, mailed or sent to Morgan Stanley at 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department; to Credit Suisse Securities (USA) LLC at 11 Madison Avenue, New York, NY 10010, Attention: LCD-IBD (Fax: 212-325-4296); and if to the Rentech Parties shall be delivered, mailed or sent to Rentech Nitrogen Partners, L.P., 10877 Wilshire Boulevard, Suite 600, Los Angeles, California 90024.

Very truly yours,

Rentech Nitrogen Partners, L.P.

By:	Rentech Nitrogen GP, LLC,
its general partner

By:	/s/ Colin M. Morris
	Name:	Colin M. Morris
	Title:	Senior Vice President, General Counsel and Secretary

Rentech Nitrogen GP, LLC

By:	/s/ Colin M. Morris
	Name:	Colin M. Morris
	Title:	Senior Vice President, General Counsel and Secretary

Rentech Development Corporation

By:	/s/ Colin M. Morris
	Name:	Colin M. Morris
	Title:	Senior Vice President and Secretary

Rentech Nitrogen Holdings, Inc.

By:	/s/ Colin M. Morris
	Name:	Colin M. Morris
	Title:	Senior Vice President and Secretary

Signature Page to Underwriting Agreement

Rentech Energy Midwest Corporation

By:	/s/ Colin M. Morris
	Name:	Colin M. Morris
	Title:	Senior Vice President and Secretary

Rentech, Inc.

By:	/s/ Colin M. Morris
	Name:	Colin M. Morris
	Title:	Senior Vice President, General Counsel and Secretary

Signature Page to Underwriting Agreement

Accepted as of the date hereof

Morgan Stanley & Co. LLC Credit Suisse Securities (USA) LLC

Acting severally on behalf of themselves and the several Underwriters named in Schedule I hereto.

By:	Morgan Stanley & Co. LLC

By:	/s/ Richard Robinson
	Name:	Richard Robinson
	Title:	Managing Director

By:	Credit Suisse Securities (USA) LLC

By:	/s/ Joseph E. Reece
	Name:	Joseph E. Reece
	Title:	Managing Director

Signature Page to Underwriting Agreement

SCHEDULE I

Underwriter	Number of Firm Shares To Be Purchased

Morgan Stanley & Co. LLC	6,432,750

Credit Suisse Securities (USA) LLC	5,682,750

Citigroup Global Markets Inc.	807,750

RBC Capital Markets, LLC	807,750

Imperial Capital, LLC	403,800

Brean Murray, Carret & Co., LLC	403,800

Dahlman Rose & Company, LLC	230,700

Chardan Capital Markets, LLC	230,700

Total:	15,000,000

I-1

SCHEDULE II

Time of Sale Prospectus

1.	Preliminary Prospectus, dated October 26, 2011

2.	Initial Public Offering Price per Common Unit: $20.00

3.	Number of Firm LP Units: 15,000,000

4.	Number of Optional LP Units: 2,250,000

II-1

EXHIBIT A

[FORM OF LOCK-UP LETTER]

                    , 20

Morgan Stanley & Co. LLC

Credit Suisse Securities (USA) LLC,

c/o	Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. LLC (“Morgan Stanley”) and Credit Suisse Securities (USA) LLC (“Credit Suisse” and, together with Morgan Stanley, the “Managers”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Rentech Nitrogen Partners, L.P., a Delaware limited partnership (the “Partnership”), Rentech Nitrogen GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Rentech Development Corporation, a Colorado corporation (“RDC”), and certain other affiliates of the Partnership (collectively with the Partnership, the General Partner and RDC, the “Rentech Parties”), providing for the public offering (the “Public Offering”) by the several Underwriters, including the Managers (the “Underwriters”), of common units (the “LP Units”) representing limited partner interests in the Partnership (the “Common Units”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Units beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Units or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Units or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to Common Units or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Exchange Act or any public announcement shall be required or shall be voluntarily made in connection with subsequent sales of Common Units or other securities acquired in such open market transactions, (b) transfers of Common Units or any security convertible into Common Units by will or intestacy, (c) transfers of Common Units or any security convertible into Common Units as a bona fide gift, (d) distributions of Common Units or any security convertible into Common Units to general or limited partners, members or stockholders of the undersigned, (e) transfers of Common Units or any security convertible into Common Units to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); provided that in the case of any transfer or distribution pursuant to clause (b), (c), (d) or (e), (i) each donee, distributee or transferee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of Common Units, shall be required or shall be voluntarily made during the restricted period referred to in the foregoing sentence, (f) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Units, provided that such plan does not provide for the transfer of Common Units during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Partnership, (g) the exercise or vesting of any equity award issued pursuant to employee benefit plans disclosed in the Prospectus, provided that the underlying Common Units continue to remain subject to the restrictions contained in this agreement, or (h) transfers of Common Units to satisfy tax withholding obligations upon the exercise or vesting of any equity award issued pursuant to employee benefit plans disclosed in the Prospectus. In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any Common Units or any security convertible into or exercisable or exchangeable for Common Units. The undersigned also agrees and consents to the entry of stop transfer instructions with the Partnership’s transfer agent and registrar against the transfer of the undersigned’s Common Units except in compliance with the foregoing restrictions.

If the undersigned is an officer or director of the any of the Rentech Parties, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Common Units the undersigned may purchase in the offering.

2

If the undersigned is an officer or director of any of the Rentech Parties, (i) Morgan Stanley agrees that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Common Units, Morgan Stanley will notify the Partnership of the impending release or waiver, and (ii) the Partnership has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Morgan Stanley hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

If:

(1) during the last 17 days of the restricted period the Partnership issues an earnings release or material news or a material event relating to the Partnership occurs; or

(2) prior to the expiration of the restricted period, the Partnership announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period or provides notification to Morgan Stanley of any earnings release, or material news or material event relating to the Partnership that may give rise to an extension of the initial 180-day restricted period;

the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The undersigned shall not engage in any transaction that may be restricted by this agreement during the 34-day period beginning on the last day of the initial restricted period unless the undersigned requests and receives prior written confirmation from the Partnership or Morgan Stanley that the restrictions imposed by this agreement have expired.

The undersigned understands that the Partnership and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns. This agreement shall automatically terminate upon the earliest of: (i) December 31, 2011, if the Public Offering shall not have occurred on or before that date, (ii) the registration statement filed with the Securities and Exchange Commission with respect to the Public Offering is withdrawn, and (iii)

3

termination of the Underwriting Agreement (other than the provisions thereof that survive termination) prior to the sale of any of the Common Units to the Underwriters.

4

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Rentech Parties and the Underwriters.

Very truly yours,

(Name)

(Address)

EXHIBIT B

FORM OF WAIVER OF LOCK-UP

                    , 20

[Name and Address of

Officer or Director

Requesting Waiver]

Dear Mr./Ms. [Name]:

This letter is being delivered to you in connection with the offering by Rentech Nitrogen Partners, L.P., a Delaware limited partnership (the “Partnership”), of              common units representing limited partner interests (the “Common Units”) in the Partnership and the lock-up letter dated             , 20     (the “Lock-up Letter”), executed by you in connection with such offering, and your request for a [waiver] [release] dated             , 20    , with respect to              Common Units (the “Units”).

Morgan Stanley & Co. LLC hereby agrees to [waive] [release] the transfer restrictions set forth in the Lock-up Letter, but only with respect to the Units, effective             , 20    ; provided, however, that such [waiver] [release] is conditioned on the Partnership announcing the impending [waiver] [release] by press release through a major news service at least two business days before effectiveness of such [waiver] [release]. This letter will serve as notice to the Partnership of the impending [waiver] [release].

Except as expressly [waived] [released] hereby, the Lock-up Letter shall remain in full force and effect.

Very truly yours,

Morgan Stanley & Co. LLC Acting severally on behalf of themselves and the several Underwriters named in Schedule I hereto

By:
Name:
Title:

cc: Rentech Nitrogen Partners, L.P.

FORM OF PRESS RELEASE

Rentech Nitrogen Partners, L.P.

[Date]

Rentech Nitrogen Partners, L.P. (the “Partnership”) announced today that Morgan Stanley & Co. LLC, the lead book-running managers in the Partnership’s recent initial public offering of              common units representing limited partner interests in the Partnership is [waiving] [releasing] a lock-up restriction with respect to              common units held by [certain officers or directors] [an officer or director] of [Rentech Nitrogen GP, LLC, the general partner of the Partnership]. The [waiver] [release] will take effect on             , 20    , and the common units may be sold on or after such date.

This press release is not an offer for sale of, or a solicitation of an offer to buy, the securities in the United States or in any other jurisdiction where such offer or solicitation is prohibited, and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the United States Securities Act of 1933, as amended.

EXHIBIT C

PARTIES TO LOCK-UP AGREEMENTS

1. D. Hunt Ramsbottom, Jr.

2. Dan J. Cohrs

3. John H. Diesch

4. John A. Ambrose

5. Wilfred R. Bahl, Jr.

6. Marc E. Wallis

7. Colin M. Morris

8. Halbert S. Washburn

9. Michael F. Ray

10. Michael S. Burke

11. Keith B. Forman

12. Rentech, Inc.

13. Rentech Development Corporation

14. Rentech Nitrogen Holdings, Inc.